EXHIBIT 5

                               LOAN AGREEMENT

                        Dated as of April 13, 1994

                                  Between

                               BOONE PICKENS

                                    and

                              FAYEZ S. SAROFIM

                              TABLE OF CONTENTS
                              -----------------
Section
- -------
                                 ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

 1.1     Certain Defined Terms
 1.2     Computation of Time Periods
 1.3     Accounting Terms

                                 ARTICLE II

                      AMOUNTS AND TERMS OF THE ADVANCE

 2.1     The Advance
 2.2     Making the Advance
 2.3     Repayment
 2.4     Interest
 2.5     Prepayments
 2.6     Payments and Computations

                                 ARTICLE III

                            CONDITIONS OF LENDING

 3.1     Condition Precedent to the Advance

                                 ARTICLE IV

                              EVENT OF DEFAULT

 4.1     Events of Default

                                  ARTICLE V

                                MISCELLANEOUS

 5.1     Amendments, Etc.
 5.2     Notices, Etc.
 5.3     No Waiver; Remedies
 5.4     Costs, Expenses and Taxes
 5.5     Binding Effect
 5.6     Limitation on Agreements
 5.7     Severability
 5.8     Final Agreement
 5.9     Governing Law
 5.10    Execution in Counterparts

EXHIBITS

Exhibit 2.2(d) - Form of Note

                               LOAN AGREEMENT

                         Dated as of April 13, 1994

     BOONE PICKENS (the "Borrower"), and FAYEZ S. SAROFIM (the "Lender") hereby agree as follows:


                                  ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1  Certain Defined Terms.
     -----------------------------------

     As used in this Loan Agreement (the "Agreement"), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Advance" means the advance by the Lender to the Borrower pursuant to Article II.

          "Business Day" means any day other than Saturday, Sunday and any other day on which commercial banks are authorized by law to close in the State of Texas.

          "Commitment" has the meaning specified in Section 2.1.

          "Default" means any event which, with the lapse of time or giving of notice, or both, would constitute an Event of Default.

          "Events of Default" has the meaning specified in Section 4.1.

          "Highest Lawful Rate" means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to any Note or on other amounts, if any, due to the Lender pursuant to this Agreement or any other Loan Document under laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

          "Loan Documents" means this Agreement, the Note and any document or instrument executed in connection with the foregoing.


          "Note" has the meaning specified in Section 2.2(c).

          "Notice of Borrowing" has the meaning specified in Section 2.2(a).

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Prime Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by Texas Commerce Bank National Association in Houston, Texas from time to time, as its prime commercial lending rate.

          "Property" means any interest or right in any kind of property or asset, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.

          "Public Offering" shall mean the public offering of Securities as described in the Registration Statement.

          "Registration Statement" means the Registration Statement on Form S-3 filed by MESA, Inc. with the Securities and Exchange Commission on March 11, 1994 as amended by Amendment No. 1 filed on March 22, 1994 and as may be amended by any subsequent amendments thereto.

          "Securities" means the common stock, par value $.01 per share, of MESA, Inc.

          "Stated Maturity Date" means the date that is the second anniversary of the date of this Agreement.

          "Termination Date" means the earlier to occur of (a) the Stated Maturity Date, or (b) any earlier maturity date resulting from acceleration of the outstanding principal amount of the Advance pursuant to Section 4.1 hereof.

     SECTION 1.2  Computation of Time Periods.
     -----------------------------------------

     In this Agreement in the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

     SECTION 1.3  Accounting Terms.
     ------------------------------

     All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.


                                 ARTICLE II

                      AMOUNTS AND TERMS OF THE ADVANCE

     SECTION 2.1  The Advance.
     -------------------------

     The Lender agrees, on the terms and conditions hereinafter set forth, to make an Advance to the Borrower on any Business Day during the period from the date hereof until May 30, 1994 in an aggregate amount not to exceed $4,000,000 (such amount being the Lender's "Commitment"). Within the limits of the Lender's Commitment, the Borrower may borrow and prepay amounts as provided in this Article II, however Borrower may make only one Advance hereunder and shall not have the right to reborrow any amounts repaid hereunder.

     SECTION 2.2  Making the Advance.
     --------------------------------

     (a) The Advance hereunder shall be made on the date of the initial closing of the Public Offering. The Advance shall be made on the Borrower's oral or written notice ("Notice of Borrowing") given by the Borrower to the Lender; provided however, with respect to an oral Notice of Borrowing, the Borrower shall deliver promptly to the Lender a written confirmation of the notice. The Notice of Borrowing shall be given not later than 10:00 A.M. (Dallas, Texas time) on the second Business Day prior to the date of the Advance. The Notice of Borrowing shall specify therein the requested (i) date of the Advance, and (ii) amount of the Advance. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make such funds available to the Borrower. The Notice of Borrowing shall be irrevocable and binding on the Borrower.

     (b) The Borrower shall be entitled to deliver the Notice of Borrowing to the Lender only if the Registration Statement has been declared effective by the Securities and Exchange Commission.

     (c) The amount of the Advance shall be equal to the lesser of (i) the Commitment and (ii) 50% of the aggregate price payable by the Borrower for the purchase of Securities in the Public Offering as described in the Registration Statement. The proceeds of the Advance shall be used by the Borrower exclusively for the purpose of making such purchase.

     (d) The Borrower shall execute and deliver to the Lender to evidence the Advance made by the Lender pursuant to Section 2.2(a) hereof, a promissory note (the "Note") in the amount of the Advance. The Note shall be substantially in the form of Exhibit 2.2(d), and shall mature on the Termination Date.

     SECTION 2.3  Repayment.
     -----------------------

     On the Termination Date the Borrower shall repay the unpaid principal amount outstanding of each Advance made by the Lender.

     SECTION 2.4  Interest.
     ----------------------

     The Borrower shall pay interest on the unpaid principal amount of the Advance made by the Lender from the date of the Advance until such principal amount shall be paid in full, at the rate per annum equal at all times to the lesser of (i) the Prime Rate in effect from time to time and (ii) the Highest Lawful Rate. Such interest shall be payable on the Termination Date. Such interest shall be added to the unpaid principal amount of the Advance on each anniversary of the date of the Advance occurring prior to the Termination Date.


     SECTION 2.5  Prepayments.
     -------------------------

     The Borrower may, upon at least three (3) Business Days' notice to the Lender stating the proposed date (which shall be a Business Day) and aggregate principal amount of a prepayment, prepay the outstanding principal amounts of the Advance in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided however, that all such prepayments shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty thereon. Such notice shall be irrevocable and the payment amount specified in such notice shall be due and payable on the prepayment date described in such notice, together with accrued and unpaid interest on the amount prepaid.

     SECTION 2.6  Payments and Computations.
     ---------------------------------------

     (a) The Borrower shall make each payment hereunder and under the Note not later than 12:00 Noon (Dallas, Texas time) on the day when due in U.S. dollars to a bank designated in advance in writing by Lender, for the account of the Lender, in same day funds.

     (b) All computations of interest based on the Prime Rate shall be made on the basis of the actual number of days (including the first day but excluding the last day) elapsed computed as if each calendar year consisted of 360 days (unless such calculation would result in interest exceeding the Highest Lawful Rate in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be). Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (c) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

                               ARTICLE III

                         CONDITIONS OF LENDING

     SECTION 3.1  Condition Precedent to the Advance.
     ------------------------------------------------

     The obligation of the Lender to make the Advance is subject to the condition precedent that the Lender shall have received on or before the day of the Advance the following, each dated such day, in form and substance satisfactory to the Lender:

     (a)  a Notice of Borrowing;

     (b)  this Agreement, duly executed by the Borrower; and

     (c)  the Note to the order of the Lender.

                                ARTICLE IV

                            EVENTS OF DEFAULT

     SECTION 4.1  Events of Default.
     -------------------------------

     If any of the following events ("Events of Default") shall occur:

     (a) the Borrower shall fail to pay any principal of, or interest on, the Note when the same becomes due and payable; or

     (b) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after notice of such event given by the Lender to the Borrower; or

     (c) the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy or insolvency or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or

     (d) Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower and there shall be any period of thirty (30) consecutive days during which such judgment is not satisfied through insurance payments or otherwise or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in any such event, the Lender may, by notice to the Borrower, (i) declare the obligation to the Advance hereunder to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of the Lender to make the Advance shall automatically be terminated and (B) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                 ARTICLE V

                               MISCELLANEOUS

     SECTION 5.1  Amendments, Etc.
     -----------------------------

     No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 5.2  Notices, Etc.
     --------------------------

     All notices and other communications provided in connection with this Agreement to a party to this Agreement shall be in writing (including by facsimile transmission) unless oral notice is otherwise expressly permitted hereunder, and shall be given to the intended recipient at the address specified below, or such address as may be provided by written notice in accordance with this Section 5.2. All such notices and other communications shall be effective (a) if delivered by facsimile transmission, when received and telephonically confirmed, (b) if delivered, when delivered at the address of the recipient specified below, (c) if given orally, at the time given, provided that written confirmation of such notice shall have been received in accordance with this Section 5.2 promptly thereafter, and in no event more than twelve (12) hours after such oral notice has been received, and (d) if mailed, on the third calendar day after being deposited in the U.S. mail, by certified mail, postage prepaid, return receipt requested:

               i)  If to Borrower:

                        Boone Pickens
                        2600 Trammell Crow Center
                        2001 Ross Avenue
                        Dallas, Texas 75201

              ii)  If to Lender:

                        Fayez S. Sarofim
                        Two Houston Center
                        Suite 2907
                        Houston, Texas  77010

     SECTION 5.3  No Waiver; Remedies.
     ---------------------------------

     No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 5.4  Costs, Expenses and Taxes.
     ---------------------------------------

     The Borrower agrees to pay promptly on demand all costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay promptly on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 5.4.

     SECTION 5.5  Binding Effect.
     ----------------------------

     This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     SECTION 5.6  Limitation on Agreements.
     --------------------------------------

     (a) All agreements between the Borrower or the Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made in respect of an amount due under any Loan Document or otherwise, shall the amount paid, or agreed to be paid, to the Lender for the use, forbearance, or detention of the money to be loaned under this Agreement, the Note or any other Loan Document or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstance, the Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other obligations of the Borrower to the Lender under any Loan Document and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Note and the amounts owing on other obligations of the Borrower to the Lender under any Loan Document, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lender for the use, forbearance, or detention of the indebtedness of the Borrower to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. Notwithstanding anything to the contrary contained in any Loan Document, it is understood and agreed that if at any time the rate of interest which accrues on the outstanding principal balance of the Note shall exceed the Highest Lawful Rate, the rate of interest which accrues on the outstanding principal balance of the Note shall be limited to the Highest Lawful Rate, but any subsequent reductions in the rate of interest which accrues on the outstanding principal balance of the Note shall not reduce the rate of interest which accrues on the outstanding principal balance of the Note below the Highest Lawful Rate until the total amount of interest accrued on the outstanding principal balance of the Note equals the amount of interest which would have accrued if such interest rate had at all times been in effect. The terms and provisions of this Section 5.6 shall control and supersede every other provision of all Loan Documents.

     (b) To the extent that Texas law is applicable to the determination of the Highest Lawful Rate, the Lender and the Borrower agree that (i) if Article 1.04, Subtitle 1, Title 79 of the Revised Civil Statutes of Texas, 1925, as amended, is applicable to such determination, the indicated rate ceiling computed from time to time pursuant to Section (a) of such Article shall apply, provided that, to the extent permitted by such Article, the Lender may from time to time by notice to the Borrower revise the election of such interest rate ceiling as such ceiling affects the then current or future balances of the Advance; and (ii) the provisions of Chapter 15 of Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended, shall not apply to this Agreement or the Note.

     SECTION 5.7  Severability.
     --------------------------

     In case any one or more of the provisions contained in any Loan Document or in any instrument contemplated thereby, or any application thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein, and any other application thereof, shall not in any way be affected or impaired thereby.
Each covenant contained in any Loan Document shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained therein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

     SECTION 5.8  FINAL AGREEMENT.
     -----------------------------

     THIS WRITTEN AGREEMENT AND THE NOTE REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     SECTION 5.9  Governing Law.
     ---------------------------

     This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Texas.

     SECTION 5.10  Execution in Counterparts.
     ----------------------------------------

     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                          BORROWER:


                                          /s/ Boone Pickens
                                          ----------------------------------
                                          BOONE PICKENS

                                          LENDER:


                                          /s/ Fayez S. Sarofim
                                          ----------------------------------
                                          FAYEZ S. SAROFIM

                               EXHIBIT 2.2(d)

                               PROMISSORY NOTE


$4,000,000                                                 ___________, 1994

     FOR VALUE RECEIVED, the undersigned, BOONE PICKENS (the "Borrower"), HEREBY PROMISES TO PAY to the order of FAYEZ S. SAROFIM (the "Lender"), on or before the Termination Date, the principal sum of FOUR MILLION DOLLARS ($4,000,000) or, if less, the principal amount of the Advance made by the Lender to the Borrower and outstanding on the Termination Date, in accordance with the terms and provisions of that certain Loan Agreement, dated as of April 13, 1994 between the Borrower and the Lender (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

     The outstanding principal balance of this Note shall be due and payable in the manner set forth in the Loan Agreement. The Borrower promises to pay interest on the unpaid principal balance of this Note from the date of the Advance evidenced by this Note until the principal balance thereof is paid in full. Interest shall accrue on the outstanding principal balance of this Note from and including the date of any Advance evidenced by this Note to but not including the Termination Date at the rate or rates, and shall be due and payable on the dates, set forth in the Loan Agreement. Any amount not paid when due with respect to principal (whether at stated maturity, by acceleration or otherwise), costs or expenses, or, to the extent permitted by applicable law, interest, shall bear interest from the date when due to and excluding the date the same is paid in full, payable on demand, at the rate provided for in
Section 2.4 of the Loan Agreement.

     Payments of principal and interest, and all amounts due with respect to costs and expenses, shall be made in lawful money of the United States of America in immediately available funds, without deduction, set-off or counterclaim to an account maintained by the Lender at the offices of a bank designated in writing by Lender in accordance with the terms and provisions of the Loan Agreement, not later than 12:00 Noon ( Dallas, Texas time) on the dates on which such payments shall become due pursuant to the terms and provisions set forth in the Loan Agreement.

     In addition to all principal and accrued interest on this Note, the Borrower agrees to pay (a) all reasonable costs and expenses incurred by all owners and holders of this Note in collecting this Note through any probate, reorganization, bankruptcy or any other proceeding and (b) reasonable attorneys' fees when and if this Note is placed in the hands of an attorney for collection after default.

     This Note is the Note provided for in, and is entitled to the benefits of, the Loan Agreement, which Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions and with the effect therein specified, and provisions to the effect that no provision of the Loan Agreement or this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate.

     Except as otherwise specifically provided for in the Loan Agreement, the Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon with or without notice, before or after maturity.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its thereunto duly authorized effective as of the date first above written.


                                          /s/ Boone Pickens
                                          ----------------------------------
                                          BOONE PICKENS